SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2014

CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 N. Financial Dr., Suite 101, Fresno, CA	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report) Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a material definitive agreement.

On July 16, 2014, the Executive and Directors Resource Committee (the Committee) of the Board of Directors of Central Valley Community Bancorp (Company) recommended to the Board of Directors (Board), and the Board approved, the grant of restricted stock awards to all the directors and executives listed below.  A total of 31,000 shares of restricted stock were granted with a grant date of July 16, 2014. The closing market price of the Company’s common stock on the grant date was $12.95 per share. The restrictions will lapse annually at the rate of 20% per year over a five-year period, subject to 100% accelerated vesting upon a change of control of the Company. Each recipient of an award of restricted stock will enter into a restricted stock award agreement under the Company’s 2005 Omnibus Incentive Plan, a form of which is filed as Exhibit 99.1 to this Form 8-K.

Restricted Stock Award Granted
Daniel N. Cunningham, Chairman of the Board	3,000
Sidney B. Cox, Director	3,000
Edwin S. Darden, Jr., Director	3,000
Daniel J. Doyle, Director, President and CEO	3,000
Frank T. (“Tommy”) Elliott, IV, Director	3,000
Steven D. McDonald, Director	3,000
Louis C. McMurray, Director	3,000
William S. Smittcamp, Director	3,000
Joseph B. Weirick, Director	3,000
David A. Kinross, Executive Vice President and CFO	1,000
Gary Quisenberry, Executive Vice President, Commercial and Business Banking	1,000
Lydia Shaw, Executive Vice President, Consumer and Retail Banking	1,000
Thomas L. Sommer, Executive Vice President, Credit Administrator	1,000
Total	31,000

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures contained at Item 1.01 are hereby incorporated by reference.

Item 9.01 (d) EXHIBITS

99.1                           Form of Restrictive Stock Option Award Agreement for Central Valley Community Bancorp 2005 Omnibus Incentive Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: July 18, 2014	By:	/s/ Daniel J. Doyle
Name: Daniel J. Doyle
Title: President and Chief Executive Officer (principal executive officer)